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                                                               Exhibit 10(ii)(j)

    Section 10 of the J. C. Penney Company, Inc. 1984 Equity Compensation Plan ("1984 Plan") is hereby deleted in its entirety and the following substituted therefor:

10. Nontransferability. Any stock award not earned in full or grant under the Plan shall not be assignable or transferable otherwise than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act, or the rules thereunder, or any successor statutes thereto, or as permitted pursuant to any rule, regulation, or interpretation of the Securities and Exchange Commission applicable thereto, and any attempt to do so shall be void. No stock option, SAR, or TBR will be exercisable during the Participant's lifetime except by the Participant or the Participant's guardian or legal representative, or by a permitted transferee pursuant to this Section, or other third party, as the Committee may determine.

        The following Section is hereby added to the 1984 Plan:

21. Severability of Provisions. If any provision of this Plan becomes or is deemed invalid, illegal, or unenforceable in any jurisdiction, or if any such provision would disqualify the Plan or any grant or award under any law, such provision will be construed or deemed amended to conform to applicable law or, if such provision cannot be so construed or so deemed amended without materially altering the intent of the Plan, such provision shall be stricken and the remainder of the Plan shall remain in force and effect.

    With respect to Participants subject to Section 16 of the Securities Exchange Act of 1934 ("Exchange Act"), as amended, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3, as in effect from time to time, or any successor rule thereto ("Rule 16b-3"). To the extent any provision of the Plan, or any action in administering the Plan, fails to so comply, such provision or action will, without further action by any person, be deemed to be automatically amended to the extent necessary to effect compliance with Rule 16b-3; provided, however, that if such provision or action cannot be amended to effect such compliance, such provision or action will be deemed null and void, to the extent permitted by law and deemed advisable by the relevant authority. Each award to a Participant subject to Section 16 of the Exchange Act under this Plan will be deemed issued subject to the foregoing qualification.